MMI PRODUCTS, INC. announces notes offering

HOUSTON, TX, July 2, 2001 --- MMI Products, Inc. announced today that it has priced a private placement of $50.0 million aggregate principal amount of a new series of 13% senior subordinated notes due 2007, at an offering price of 100% of par. The notes bear interest at the rate of 13% per annum, payable semiannually on each April 15 and October 15, commencing October 15, 2001, and will mature on April 15, 2007. The net proceeds of the notes offering will be used to repay borrowings under its senior credit facility. The sale of the senior subordinated notes is expected to close on July 6, 2001, subject to certain customary conditions to closing.

The notes being offered have not been, and will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of that act.

MMI is a privately owned leading manufacturer of chain link and ornamental iron fence products and concrete reinforcing welded wire mesh and accessories. MMI distributes a complete line of fence products and concrete accessories through its network of 67 company-operated service centers located in 31 states.

Questions regarding this press release should be directed to Robert N. Tenczar, Chief Financial Officer at (281) 876-0080.